EXHIBIT 10






                                             March 1, 1996


          Ivy Fund
          Via Mizner Financial Plaza
          700 South Federal Highway
          Suite 300
          Boca Raton, Florida  33432

               Re:  LEGALITY OF SECURITIES BEING ISSUED

          Dear Sirs:

               As counsel for Ivy Fund (the "Trust"), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (the "1940 Act") (File No. 811-1028), and the registration statement relating to its shares of beneficial interest (the "Shares") filed under the Securities Act of 1933, as amended (File No. 2-17613)(the "Registration Statement"). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

               Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the Registration Statement and delivered by the Trust against receipt of the net asset value of the Shares, will be issued as fully paid and nonassessable Shares of the Trust.

               We consent to the filing of this opinion on behalf of the Trust with the Securities and Exchange Commission in connection with the filing of Post-Effective Amendment No. 84 to the Registration Statement.

                                             Very truly yours,


                                             DECHERT PRICE & RHOADS